Exhibit 99.1

Ethan Allen Expands Upholstery Manufacturing in North Carolina and Mexico

DANBURY, CT (September 29, 2015) -- Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) today announced that its Board of Directors approved the Company’s expansion of its upholstery manufacturing operations by building a new 300,000 sq. ft. facility in Guanajuato, Mexico adjacent to its current 260,000 sq. ft. facility. The Company expects to break ground on the new $15 million 300,000 sq. ft. facility within the next 45 days and begin production in the new facility in the next 18 to 24 months.

Mr. Farooq Kathwari, Chairman and CEO stated, "We are pleased to continue to develop a strong manufacturing capacity to grow and service our business. Our goal is to maintain strong upholstery manufacturing in North America, which we believe is a long-term competitive advantage that will allow us to advance our objectives of maintaining short order times and improving capacity to ship custom items more quickly. We are pleased to continue to strengthen our vertically integrated structure from concept of idea, to engineering, to manufacturing, to retail and logistics.

Mr. Kathwari concluded, “We have continued to invest in our two Maiden, NC upholstery facilities now totaling 600,000 sq. ft. of manufacturing space. In the past two years we have invested $5 million in adding technology and other improvements to these facilities. Our Mexico operation manufactures fully upholstered products for our North American market as well as our international markets including China and also provides most of the cut and sewn covers for the Maiden, NC operations. Our 1,500 interior design associates and 300 design centers provide a strong competitive base to grow and service our business.”

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design Company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Ethan Allen Interiors Inc.
Investor / Media Contact:
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
cwhitely@ethanalleninc.com